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                                                                    Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Clear Channel Communications, Inc. (Reg. No. 333-111070) dated April 22, 2004 for the registration of its securities and to the incorporation by reference therein of our reports dated February 11, 2004 (except for Note O to the financial statements, as to which the date is February 25, 2004), with respect to the consolidated financial statements and related financial statement schedule of Clear Channel Communications, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                                                  /s/ Ernst & Young LLP

San Antonio, Texas
April 22, 2004